UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549
	________________________________________



	FORM 8-K



CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) December 9, 1997


THE MONTANA POWER COMPANY
(Exact name of registrant as specified in its charter)



		Montana		1-4566		      81-0170530
(State or other jurisdiction	(Commission		    (IRS Employer
	of incorporation)	 File Number)		 Identification No.)



40 East Broadway, Butte, Montana 59701
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code (406) 723-5421

Exhibit Index is found on page 2.



ITEM 5.  Other Events.


	On December 9, 1997, the Company announced that it will offer for sale all of its electric generating facilities in Montana, consisting of 1,217 megawatts of capacity from 13 hydroelectric projects and its interests in four coal-fired thermal generating units. In addition, the Company will offer for sale its 222 megawatt leasehold interest in another coal-fired unit and its contracts for approximately 104 megawatts of purchased power from qualifying facilities.

	The total book value of the electric generating facilities owned by the Company to be offered is approximately $600 million. The leasehold interest is accounted for as an operating lease with annual lease payments of approximately $32 million over the remaining term of the lease.

	The Company expects to complete the sale in 1998.

	The Company issued the press release filed herewith as Exhibit 99 on December 9, 1997.


ITEM 7. Exhibits

99	Press Release of the Company dated December 9, 1997.


Exhibit Index

Exhibit	Page

99	Press Release of the Company dated December 9, 1997.	3



Exhibit 99


MONTANA POWER OFFERS TO SELL ITS MONTANA GENERATION

	BUTTE, MT. - The Montana Power Company (NYSE: MTP) announced Tuesday that it will offer for sale all of its Montana electric generating facilities -13 dams and four coal-fired plants, as well as its leased interest in another coal-fired plant and its contracts for power purchased from independent producers.

	"This decision, made today by our Board of Directors, is necessary to be successful in the rapidly changing and increasingly competitive electric utility industry, and it will strengthen our company as we look to the future," said Robert P. (Bob) Gannon, Montana Power's chief executive officer and chairman-elect.

	"This course of action recognizes both the competitive environment and today's regulatory realities for vertically integrated electric companies like ours, which historically have produced, transmitted and distributed electricity as regulated public utilities.

"The sale of these assets, which we expect to be completed in 1998, will expedite the development of competition in Montana's electric-generation market - something that benefits our customers - under the 1997 Montana legislation that provides for customer choice of electricity suppliers," Gannon said. Proceeds from the divestiture may be used to invest in growth opportunities related to the company's current regulated and unregulated business lines, as well as to repurchase debt and equity securities.

	Montana Power's decision reflects three major factors, Gannon said.

? "We have come to the conclusion that Montana Power will be better positioned if it does not own generation in a regulatory jurisdiction where it provides transmission and distribution services. By reducing regulatory complexities, the company will be able to react quicker to business opportunities and meet our customers' needs.

? "We also believe that the size and geographic presence necessary to compete successfully in the dynamic, evolving competitive generation market means that only the larger companies will have a sustainable competitive advantage, despite our earned reputation as a relatively low-cost generator of electricity. So Montana Power will focus even more on its core strength of customer service."

? "Finally, energy prices in the future will be determined by competition and may be more or less than actual costs of generation; that risk is better taken by larger companies who are concentrating on generation."

Gannon noted that these factors are affecting utilities across the nation, as the change to competition and customer choice of suppliers expands. "Many utilities with generation capability are choosing either to add to their generation capability, or sell it, and what we are seeing is the large producers adding to their capability."

Gannon said that divestiture of Montana Power's generating plants and the sale of contracts for purchased power from independent qualifying facilities also will help to resolve issues associated with the company's transition costs in a filing currently before the Montana Public Service Commission (PSC). "This much-debated issue will clearly be put to rest."

He noted that in many other states, utilities are either facing mandatory divestiture of generating plants, or are voluntarily divesting generation to resolve issues of transition costs and market power.

"We have been delivering electricity to Montana customers since 1912, and we have delivered natural gas since 1931," Gannon said. "We will continue to provide and expand transmission and distribution services for both products, as well as offering Touch America's expanded telecommunications services, where we have opportunities now and in the future to add value to our corporation.

"We also will continue our electric and gas marketing and trading business. Our early successes in California's emerging competitive electric market have received some national attention. We also will consider additional attractive opportunities in our resource production businesses."

Gannon said the company's offering of facilities generating low-cost electricity includes capacity of 1,217 megawatts. In addition, the company will offer 222 megawatts of leased capacity, and 104 megawatts of electricity purchased from qualifying facilities for a total offering of 1,543 megawatts.

The hydro system includes 13 dams, with one storage reservoir and 12 hydroelectric generators; thermal generation comes from five coal-fired steam plants. Montana Power, sole owner and operator of the 163-megawatt Corette plant in Billings, also operates the four-plant project at Colstrip, Montana with name-plate capacity of 2,218 megawatts. The company owns half of Units 1 and 2, and 30 percent of Unit 3, which combined account for 529 megawatts of peak capability. The leased portion of 222 megawatts comes from Colstrip
Unit 4.

The owned generation assets represent about 25 percent of Montana
Power's $2.7 billion in assets, Gannon said. Total book value of the plants to be divested inclusive of the leased Colstrip 4 unit approximates
$600 million.

Gannon said it was obvious that all of Montana Power's approximately
3,000 employees will be directly or indirectly affected by the sale of generating plants - particularly the 500 or so workers involved in thermal and hydro generation, and in administrative support positions. "These people are skilled, high-performance workers who take a great deal of pride in assuring high levels of productivity at our plants," he said. "We will work toward seeing that their futures are as bright as they might have been with our continued ownership of these plants."

Goldman Sachs and Milbank Tweed have been retained by Montana Power to assist in the divestiture process, which is expected to commence in the first quarter of 1998.


SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


		     THE MONTANA POWER COMPANY
		 (Registrant)


		By /s/ J. P. Pederson
		J. P. Pederson
		Vice President and Chief
			Financial and Information
			Officer

Dated:  December 11, 1997